Delaware

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SPECTRUMDNA HOLDINGS, INC.", CHANGING ITS NAME FROM "SPECTRUMDNA HOLDINGS, INC." TO "SPECTRUMDNA, INC.", FILED IN THIS OFFICE ON THE TWENTY-THIRD DAY OF JANUARY, A.D. 2008, AT 1:34 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

Harriet Smith Windsor

Harriet Smith Windsor, Secretary of State

4490313 8100

080073307

AUTHENTICATION: 6331062

DATE: 01-23-08

Certificate of Amendment

of

Certificate of Incorporation

of

SpectrumDNA Holdings, Inc.

We, the undersigned, President and Secretary, respectively, of **SpectrumDNA Holdings, Inc.**, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DO HEREBY CERTIFY:

FIRST: That the name of the Corporation is **SpectrumDNA Holdings, Inc.**

SECOND: That the FIRST Article of the Certificate of Incorporation be and it hereby is amended to read in its entirety as follows:

"FIRST: The name of the Corporation is **SpectrumDNA, Inc.**"

THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, we have hereunto signed this certificate this 18th day of January, 2008, and we affirm the statements contained herein as true under penalties of perjury.

James A. Banister, President

Attest:

James A. Banister, Secretary

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:40 PM 01/23/2008
FILED 01:34 PM 01/23/2008
SRV 080073307 - 4490313 FILE